FOR IMMEDIATE RELEASE

ELIZABETH ARDEN, INC. ANNOUNCES FOURTH QUARTER AND FISCAL 2015 RESULTS

          New York, New York (August 6, 2015) -- Elizabeth Arden, Inc. (NASDAQ: RDEN), a global prestige beauty products company, today announced financial results for its fourth quarter and year ended June 30, 2015.

FOURTH QUARTER RESULTS

          Net sales for the fiscal quarter ended June 30, 2015, were $175.5 million. On an adjusted basis, net sales were $188.7 million, a decrease of 6.2% from the prior year, or 0.7% at constant foreign currency rates. The net loss per diluted share for the fiscal quarter ended June 30, 2015, was $3.65.  On an adjusted basis, excluding non-recurring and other items, net loss per diluted share was $1.57. The Company's reported results for the quarter include $65.7 million (pre-tax) of costs associated with the Company's previously announced 2014 Performance Improvement Plan, including $48.3 million of non-cash charges. A reconciliation between GAAP and adjusted results can be found in the tables and footnotes at the end of this press release.

          Adjusted net sales of the Company's Elizabeth Arden branded products decreased by approximately 2% (but increased 7% at constant foreign currency rates) in the fourth fiscal quarter with growth driven by the International segment. Adjusted net sales of non-Elizabeth Arden branded fragrances decreased by 9% (or 7% at constant foreign currency rates) in the fourth fiscal quarter. Adjusted net sales exclude returns and markdowns under the Company's 2014 Performance Improvement Plan.

          By segment, North America segment net sales declined by 14% (or 13% at constant foreign currency rates) and International segment net sales increased by 4% (or 15% at constant foreign currency rates). Net sales of the International segment and the Elizabeth Arden brand reflect increased skin care and fragrance sales, particularly in the Asian domestic and travel retail markets as a result of a change in distribution strategy in China and the impact of proactive tightening of distribution globally in the prior year period. Declines in sales of non-Elizabeth Arden branded fragrances, which largely impacts the Company's North American business, primarily reflects a lower level of new fragrance innovation.

          During the fourth quarter of fiscal 2015, the Company identified certain additional restructuring and cost savings initiatives that it expects to implement during fiscal 2016 to allow the Company to achieve its original goal of $40 million to $50 million of annualized savings.

          E. Scott Beattie, Chairman and Chief Executive Officer, commented, "This is the second consecutive quarter of sales growth for the Elizabeth Arden brand. The 7% constant currency increase this quarter is on top of a 9% constant currency increase in the third fiscal quarter. This gives us confidence as we head into the launch of the new Elizabeth Arden brand marketing campaign this fall, which is accompanied by a richer innovation pipeline. Our balance sheet and cash flow metrics also continued to improve, and we finished the fiscal year ahead of plan, resulting in $54 million in operating cash flow for fiscal 2015. Our performance improvement initiatives continue to drive down costs and improve efficiencies in our business. Indirect overhead savings from our 2014 Performance Improvement Plan and other cost savings initiatives are on track to achieve approximately $47 million to $50 million of annualized savings."

FISCAL 2015 YEAR RESULTS

          Net sales for the fiscal year ended June 30, 2015, were $971.1 million. On an adjusted basis, net sales were $999.3 million, a decrease of 14.9% from the prior year, or 13.1% at constant foreign currency rates. The net loss per diluted share for the fiscal year ended June 30, 2015, was $8.26. On an adjusted basis, excluding non-recurring costs and other items, net loss per diluted share was $2.58. For the fiscal year ended June 30, 2015, the Company's reported and adjusted results include $6.7 million (pre-tax) of currency transaction losses. Non-recurring items include $94.6 million of costs associated with the Company's 2014 Performance Improvement Plan, including $53.2 million of non-cash charges. A reconciliation between GAAP and adjusted results can be found in the tables and footnotes at the end of this press release.

          Mr. Beattie continued, "We have completed a meaningful series of business changes over the past year, including most recently significant changes to our leadership and organizational structure that we announced in July. Our appointment of JuE Wong as President, Elizabeth Arden Brand, and Joel Ronkin as President, Global Fragrances, should better align our sales and marketing organizations to improve the commercial execution of the business and deliver our financial metrics. With a stronger innovation pipeline, across both the Elizabeth Arden brand and our core fragrances, improved go-to-market capabilities, and reinvestment of savings from our performance improvement initiatives, we expect to return to consistent sales growth and margin expansion in fiscal 2016."

OUTLOOK

The Company currently expects the following for fiscal 2016 (on an adjusted basis):

•	Net sales increases driven by the International business and the Elizabeth Arden brand;
•	Gross margin expansion primarily due to better sales mix, improved commercial execution and improved cost structure;
•	Flat overall selling, general and administrative expenses, with lower indirect overhead costs and targeted reinvestment in advertising to accelerate revenue growth; and
•	Improved EBITDA margins from gross margin expansion and lower indirect overhead expenses.

The Company will host a conference call today, August 6, 2015, at 9:30 a.m. Eastern Time. All interested parties can listen to a live web cast of the Company's conference call by visiting the Investor Relations section of the Corporate tab on the Company's web site at http://ir.elizabetharden.com. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible on the Company's web site until September 6, 2015.

Elizabeth Arden is a global prestige beauty products company with an extensive portfolio of prestige beauty brands sold in over 120 countries. The Company's brand portfolio includes Elizabeth Arden skin care, color and fragrance products; its professional skin care line, Elizabeth Arden PRO; the celebrity fragrance brands of Justin Bieber, Mariah Carey, Nicki Minaj and Taylor Swift; the designer fragrance brands of Juicy Couture, John Varvatos and Wildfox Couture; and the heritage fragrance brands of Alfred Sung, Britney Spears, Curve, BCBGMAXAZRIA, Elizabeth Taylor, Geoffrey Beene, Giorgio Beverly Hills, Halston, Ed Hardy, Jennifer Aniston, Lucky Brand, Rocawear, PS Fine Cologne and White Shoulders.

Company Contact:	Marcey Becker Senior Vice President, Finance

Investor/Press Contact:	Allison Malkin/Michael Fox Integrated Corporate Relations (203) 682-8200

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(In thousands, except percentages and per share data)

	Three Months Ended		Twelve Months Ended

	June 30,	June 30,	June 30,	June 30,
	2015	2014	2015	2014

Net Sales	$175,460	$191,717	$971,098	$1,164,304

Cost of Goods Sold:
Cost of Sales	154,590	148,791	614,736	686,906
Depreciation Related to Cost of Goods Sold	1,794	1,958	7,710	7,742

Total Cost of Goods Sold	156,384	150,749	622,446	694,648

Gross Profit	19,076	40,968	348,652	469,656
Gross Profit Percentage	10.9%	21.4%	35.9%	40.3%

Selling, General and Administrative Expenses	105,471	124,090	497,004	489,803
Depreciation and Amortization	9,718	11,270	40,773	44,392

Total Operating Expenses	115,189	135,360	537,777	534,195

Interest Expense, Net	7,103	7,454	29,626	25,825
Debt Extinguishment Charges	--	--	239	--

Loss Before Income Taxes	(103,216)	(101,846)	(218,990)	(90,364)
Provision for Income Taxes	4,740	54,660	6,297	56,832

Net Loss	(107,956)	(156,506)	(225,287)	(147,196)
Net Income (Loss) Attributable to Noncontrolling Interests	102	(571)	(1,294)	(1,468)

Net Loss Attributable to Elizabeth Arden Shareholders	(108,058)	(155,935)	(223,993)	(145,728)
Less: Accretion and Dividends on Preferred Stock	633	--	22,333	--

Net Loss Attributable to Elizabeth Arden Common Shareholders	$(108,691)	$(155,935)	$(246,326)	$(145,728)

As reported:
Net Loss Per Basic Share Attributable to Elizabeth Arden Common Shareholders	$(3.65)	$(5.24)	$(8.26)	$(4.90)

Net Loss Per Diluted Share Attributable to Elizabeth Arden Common Shareholders	$(3.65)	$(5.24)	$(8.26)	$(4.90)

Basic Shares	29,812	29,753	29,804	29,720
Diluted Shares	29,812	29,753	29,804	29,720

EBITDA (a)	$(84,601)	$(81,164)	$(140,881)	$(12,405)
EBITDA margin (a)	(48.2)%	(42.3)%	(14.5)%	(1.1)%

Adjusted to exclude non-recurring and other costs, net of taxes:

Gross Profit	$80,672	$80,852	$430,093	$525,178
Gross Profit Percentage	42.7%	40.2%	43.0%	44.7%

Net Loss Attributable to Elizabeth Arden Common Shareholders	$(46,878)	$(30,831)	$(77,021)	$(16,281)

Net Loss Per Basic Share Attributable to Elizabeth Arden Common Shareholders	$(1.57)	$(1.04)	$(2.58)	$(0.55)

Net Loss Per Diluted Share Attributable to Elizabeth Arden Common Shareholders	$(1.57)	$(1.04)	$(2.58)	$(0.55)

EBITDA (a)	$(16,450)	$(24,753)	$144	$47,443
EBITDA margin (a)	(8.7)%	(12.3)%	--%	4.0%

(a)    EBITDA is defined as net income attributable to Elizabeth Arden common shareholders plus the provision for income taxes (or net loss attributable to Elizabeth Arden common shareholders, less the benefit from income taxes or plus the provision for income taxes) plus interest expense, plus depreciation and amortization, plus net income (or net loss) attributable to noncontrolling interest, plus accretion and dividends on preferred stock. EBITDA should not be considered as an alternative to income (loss) from operations or net income (loss) attributable to Elizabeth Arden common shareholders (as determined in accordance with generally accepted accounting principles (GAAP)) as a measure of our operating performance or to net cash provided by operating activities (as determined in accordance with GAAP) as a measure of our ability to meet cash needs. We believe that EBITDA is a measure commonly reported and widely used by investors and other interested parties as a measure of a company's operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to capital structure, depreciation and amortization, preferred stock accretion or dividends or non-operating factors (such as historical cost). Accordingly, as a result of our capital structure, we believe EBITDA is a relevant measure. This information has been disclosed here to permit a more complete comparative analysis of our operating performance relative to other companies and of our debt servicing ability. EBITDA may not, however, be comparable in all instances to other similar types of measures. We have also disclosed EBITDA as adjusted without giving effect to the Elizabeth Arden brand repositioning, the 2014 Performance Improvement Plan, the 2016 Business Transformation Program and restructuring and other non-recurring costs. This disclosure is being provided for comparability purposes because we believe it is meaningful to our investors and other interested parties to understand the EBITDA performance of the Company on a consistent basis without regard to the effect of the Elizabeth Arden brand repositioning, the 2014 Performance Improvement Plan, the 2016 Business Transformation Program and restructuring and other non-recurring costs.

      The table below reconciles net (loss) income attributable to Elizabeth Arden common shareholders, as determined in accordance with GAAP, to EBITDA and to EBITDA as adjusted: (For a reconciliation of net income (loss) attributable to Elizabeth Arden common shareholders or net income (loss) to EBITDA for prior periods, see the Company's filings with the Securities and Exchange Commission which can be found on the Company's website at www.elizabetharden.com).

(In thousands)	Three Months Ended		Twelve Months Ended

	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014

Net Loss Attributable to Elizabeth Arden Arden Common Shareholders	$(108,691)	$(155,935)	$(246,326)	$(145,728)
Plus:
Provision for income taxes	4,740	54,660	6,297	56,832
Interest expense, net	7,103	7,454	29,626	25,825
Depreciation related to cost of goods sold	1,794	1,958	7,710	7,742
Depreciation and amortization	9,718	11,270	40,773	44,392
Net income (loss) attributable to noncontrolling interest	102	(571)	(1,294)	(1,468)
Accretion and dividends on preferred stock	633	--	22,333	--

EBITDA	(84,601)	(81,164)	(140,881)	(12,405)
Non-recurring and other costs (1)	68,151	56,411	141,025	59,848

EBITDA as adjusted	$(16,450)	$(24,753)	$144	$47,443

(1) For details see the "Reconciliation of GAAP to Adjusted Amounts" tables below.

The table below reconciles net cash flow provided by (used in) operating activities, as determined in accordance with GAAP, to EBITDA:

(Amounts in thousands)	Twelve Months Ended

	June 30, 2015	June 30, 2014

Net cash provided by (used in) operating activities	$54,027	$(38,045)
Changes in assets and liabilities, net of acquisitions	(176,751)	10,542
Interest expense, net	29,626	25,825
Amortization of senior note offering and credit facility costs	(1,558)	(1,499)
Amortization of senior note premium	798	318
Provision for income taxes	6,297	56,832
Deferred income taxes	(4,958)	(54,105)
Amortization of share-based awards	(5,165)	(5,783)
Asset impairments	(42,958)	(6,490)
Debt extinguishment charges	(239)	--

EBITDA	$(140,881)	$(12,405)

      The tables below reconcile the amounts reported in accordance with GAAP to such amounts before giving effect to the Elizabeth Arden brand repositioning, the 2014 Performance Improvement Plan, the 2016 Business Transformation Program, and restructuring and other non-recurring costs. This disclosure is being provided for comparability purposes because we believe it is meaningful to our investors and other interested parties to understand our operating performance on a consistent basis without regard to the effect of the Elizabeth Arden brand repositioning, the 2014 Performance Improvement Plan, the 2016 Business Transformation Program and restructuring and other non-recurring costs. The presentation in the table below of the non-GAAP information included in the "Adjusted" columns is not meant to be considered in isolation or as a substitute for results prepared in accordance with GAAP.

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Adjusted Amounts
(In thousands, except percentages and per share data)

	Three Months Ended				Three Months Ended

	June 30, 2015				June 30, 2014

	Reported	Adjustments		Adjusted	Reported	Adjustments		Adjusted

Net Sales	$175,460	$13,255	(a)	$188,715	$191,717	$9,464	(e)	$201,181
Cost of Goods Sold:
Cost of Sales	154,590	(48,341	)(b)	106,249	148,791	(30,420	)(f)	118,371
Depreciation Related to Cost of Goods Sold	1,794	--		1,794	1,958	--		1,958

Total Cost of Goods Sold	$156,384	$(48,341)		$108,043	$150,749	$(30,420)		$120,329

Gross Profit	19,076	61,596		80,672	40,968	39,884		80,852
Gross Profit Percentage	10.9%			42.7%	21.4%			40.2%

Selling, General and Administrative Expenses	105,471	(6,555	) (c)	98,916	124,090	(16,527	)(g)	107,563
Depreciation and Amortization	9,718	--		9,718	11,270	--		11,270

Total Operating Expenses	115,189	(6,555)		108,634	135,360	(16,527)		118,833
Interest Expense, Net	7,103	--		7,103	7,454	--		7,454

Loss Before Income Taxes	(103,216)	68,151		(35,065)	(101,846)	56,411		(45,435)
Provision for (Benefit from) Income Taxes	4,740	6,338	(d)	11,078	54,660	(68,693	)(h)	(14,033)

Net Loss	(107,956)	61,813		(46,143)	(156,506)	125,104		(31,402)
Net Income (Loss) Attributable to Noncontrolling Interests	102	--		102	(571)	--		(571)

Net Loss Income Attributable to Elizabeth Arden Shareholders	(108,058)	61,813		(46,245)	(155,935)	125,104		(30,831)
Less: Accretion and Dividends on Preferred Stock	633	--		633	--	--		--

Net Loss Income Attributable to Elizabeth Arden Common Shareholders	$(108,691)	$61,813		$(46,878)	$(155,935)	$125,104		$(30,831)

EBITDA	$(84,601)	$68,151	(a)(b)(c)	$(16,450)	$(81,164)	$56,411	(e)(f)(g)	$(24,753)

Net Loss Per Basic Share Attributable to Elizabeth Arden Common Shareholders	$(3.65)	$2.08		$(1.57)	$(5.24)	$4.20		$(1.04)

Net Loss Per Diluted Share Attributable to Elizabeth Arden Common Shareholders	$(3.65)	$2.08		$(1.57)	$(5.24)	$4.20		$(1.04)

(a)   Includes $13.2 million of returns and markdowns under our 2014 Performance Improvement Plan primarily due to changes to (i) our distribution strategy in China, (ii) pricing and distribution strategies for certain fragrance products, and (iii) other customer and distribution arrangements.

(b)   Includes $48.3 million (non-cash) of inventory write-downs under our 2014 Performance Improvement Plan primarily due to changes in pricing and distribution strategies for certain fragrance products, and the discontinuation of certain products.

(c)   Includes (i) $4.2 million in expenses under the 2014 Performance Improvement Plan primarily comprised of $4.0 million of customer and vendor contract termination costs, $0.1 million of severance, other employee-related expenses and related transition costs associated with the reduction in global headcount positions, and $0.1 million in asset impairment charges, and (ii) $2.4 million in expenses under the 2016 Business Transformation Program, primarily comprised of $1.6 million of severance and other employee-related costs and approximately $0.8 million in lease termination costs.

(d)   On a reported and adjusted basis, our effective tax rate was (4.6)% and (31.6)%, respectively. The reported tax rate includes valuation allowances of $14.7 million against our U.S. deferred tax assets and $4.4 million against deferred tax assets in certain foreign operations recorded as a non-cash charge to income tax expense.

(e)  Includes $9.5 million of returns and markdowns under our 2014 Performance Improvement Plan related to the closing of our Puerto Rico affiliate, exiting of unprofitable doors, changes in customer relationships and non-renewal and expiration of certain fragrance license agreements.

(f)   Includes (i) $30.2 million (non-cash) of inventory write-downs under our 2014 Performance Improvement Plan due to the expiration, non-renewal and wind-down of fragrance license agreements and discontinuation of certain products, and (ii) $0.2 million of transition costs incurred related to the elimination of certain sales positions and other staff positions in the fall of 2013.

(g)   Includes (i) $16.2 million in expenses under our 2014 Performance Improvement Plan, comprised of $9.7 million in asset impairments and related charges, primarily due to the non-renewal and expiration of fragrance license agreements, $6.0 million of severance and other employee-related expenses associated with the reduction in global headcount positions and $0.5 million of vendor contract termination costs, and (ii) $0.1 million of severance and other employee-related expenses and $0.2 million of related transition expenses incurred with respect to the elimination of certain sales and other staff positions in the fall of 2013.

(h)   On a reported and adjusted basis, our effective tax rate was (53.7)% and 30.9%, respectively. The reported tax rate includes valuation allowances of $89.5 million against our U.S. deferred tax assets recorded as non-cash charges to income tax expense.

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Adjusted Amounts
(In thousands, except percentages and per share data)

	Twelve Months Ended				Twelve Months Ended

	June 30, 2015				June 30, 2014

	Reported	Adjustments		Adjusted	Reported	Adjustments		Adjusted

Net Sales	$971,098	$28,227	)(a)	$999,325	$1,164,304	$9,464	(g)	$1,173,768
Cost of Goods Sold:
Cost of Sales	614,736	(53,214	)(b)	561,522	686,906	(46,058	)(h)	640,848
Depreciation Related to Cost of Goods Sold	7,710	--		7,710	7,742	--		7,742

Total Cost of Goods Sold	$622,446	$(53,214)		$569,232	$694,648	$(46,058)		$648,590

Gross Profit	348,652	81,441		430,093	469,656	55,522		525,178
Gross Profit Percentage	35.9%			43.0%	40.3%			44.7%

Selling, General and Administrative Expenses	497,004	(59,345	)(c)	437,659	489,803	(4,326	)(i)	485,477
Depreciation and Amortization	40,773	--		40,773	44,392	--		44,392

Total Operating Expenses	537,777	(59,345)		478,432	534,195	(4,326)		529,869

Interest Expense, Net	29,626	--		29,626	25,825	--		25,825
Debt Extinguishment Charges	239	239	(d)	--

Loss Before Income Taxes	(218,990)	141,025		(77,965)	(90,364)	59,848		(30,516)
Provision for (Benefit from) Income Taxes	6,297	(8,896	)(e)	(2,599)	56,832	(69,599	)(j)	(12,767)

Net Loss	(225,287)	149,921		(75,366)	(147,196)	129,447		(17,749)
Net Loss Attributable to Noncontrolling Interests	(1,294)	767		(527)	(1,468)	--		(1,468)

Net Loss Attributable to Elizabeth Arden Shareholders	(223,993)	149,154		(74,839)	(145,728)	129,447		(16,281)
Less: Accretion and Dividends on Preferred Stock	22,333	(20,151	)(f)	2,182	--	--		--

Net Loss Attributable to Elizabeth Arden Common Shareholders	$(246,326)	$169,305		$(77,021)	$(145,728)	$129,447		$(16,281)

EBITDA	$(140,881)	$141,025	(a)(b)(c)	$144	$(12,405)	$59,848	(g)(h)(i)	$47,443

Net Loss Per Basic Share Attributable to Elizabeth Arden Common Shareholders	$(8.26)	$5.68		$(2.58)	$(4.90)	$4.35		$(0.55)

Net Loss Income Per Diluted Share Attributable to Elizabeth Arden Common Shareholders	$(8.26)	$5.68		$(2.58)	$(4.90)	$4.35		$(0.55)

(a)   Includes $28.2 million of returns and markdowns under our 2014 Performance Improvement Plan primarily due to changes to (i) our distribution strategy in China, (ii) pricing and distribution strategies for certain fragrance products, and (iii) other customer and distribution arrangements.

(b)   Includes $53.2 million (non-cash) of inventory write-downs under our 2014 Performance Improvement Plan primarily due to changes in pricing and distribution strategies for certain fragrance products and the discontinuation of certain products.

(c)   Includes (i) $13.2 million in expenses under the 2014 Performance Improvement Plan primarily comprised of $8.5 million of customer and vendor contract termination costs, $4.5 million of severance, other employee-related expenses and related transition costs associated with the reduction in global headcount positions, and $0.2 million in asset impairment charges, (ii) $43.8 million (non-cash) in asset impairment charges primarily related to the write off of the celebrity fragrance licenses acquired from Give Back Brands and other costs, and (iii) $2.4 million in expenses under the 2016 Business Transformation Program, primarily comprised of $1.6 million of severance and other employee-related costs and approximately $0.8 million in lease termination costs.

(d) Represents $0.2 million (non-cash) of debt extinguishment costs resulting from the December 2014 amendment to our credit facility.

(e)   On a reported and adjusted basis, our effective tax rate was (2.9)% and 3.3%, respectively. The reported tax rate includes valuation allowances of $51.9 million against our U.S. deferred tax assets and $6.9 million against deferred tax assets in certain foreign operations recorded as non-cash charges to income tax expense.

(f)   Includes a $20.1 million of accretion for the change in redemption value related to the issuance of preferred stock in August 2014. The full accretion was recognized immediately and recorded in the first quarter of fiscal 2015.

(g)   Includes $9.5 million of returns and markdowns under our 2014 Performance Improvement Plan related to the closing of our Puerto Rico affiliate, exiting of unprofitable doors, changes in customer relationships and non-renewal and expiration of certain fragrance license agreements.

(h)   Includes (i) $30.2 million (non-cash) of inventory write-downs under our 2014 Performance Improvement Plan due to the expiration, non-renewal and wind-down of fragrance license agreements and discontinuation of certain products, (ii) $14.0 million of non-recurring product changeover costs related to the repositioning of the Elizabeth Arden brand and (iii) $1.8 million (pre-tax) of transition costs incurred related to the elimination of certain sales positions and other staff positions in the fall of 2013.

(i)   Includes (i) $16.2 million in expenses under our 2014 Performance Improvement Plan, comprised of $9.7 million in asset impairments and related charges primarily related to the non-renewal and expiration of fragrance license agreements, $6.0 million of severance and other employee-related expenses associated with the reduction in global headcount positions and $0.5 million of contract termination costs, (ii) a credit of $17.2 million (non-cash) for the complete reversal of the remaining balance of the contingent liability for potential payments to Give Back Brands based on our determination during the second quarter of fiscal 2014 that it was not probable that the performance targets related to the acquired celebrity fragrance licenses for fiscal years 2014 and 2015 would be met, (iii) $4.2 million of restructuring and related transition expenses primarily incurred with respect to the elimination of certain sales positions and other staff positions in the fall of 2013, and (iv) $1.1 million of non-recurring product changeover expenses related to the repositioning of the Elizabeth Arden brand.

(j)  On a reported and adjusted basis, our effective tax rate was (62.9)% and 41.8%, respectively. The reported tax rate includes valuation allowances of $89.5 million against our U.S. deferred tax assets recorded as non-cash charges to income tax expense.

SEGMENT NET SALES

          The table below is a comparative summary of our net sales by reportable segment for the three and twelve months ended June 30, 2015 and 2014:
(In thousands)	Three Months Ended		% (Decrease)/Increase		Twelve Months Ended		% Decrease

	June 30, 2015	June 30, 2014	GAAP	Constant Rates (1)	June 30, 2015	June 30, 2014	GAAP	Constant Rates (1)

Segment Net Sales
North America	$99,454	$114,981	(13.5)%	(12.8)%	$606,599	$731,164	(17.0)%	(16.6)%
International	89,261	86,200	3.6%	15.2%	392,726	442,604	(11.3)%	(7.3)%

Total	$188,715	$201,181	(6.2)%	(0.7)%	$999,325	$1,173,768	(14.9)%	(13.1)%

Reconciliation:
Segment Net Sales	$188,715	$201,181	--	--	$999,325	$1,173,768	--	--
Less:
Unallocated sales returns and markdowns (2)	13,255	9,464	--	--	28,227	9,464	--	--

Net Sales	$175,460	$191,717	(8.5)%	(3.0)%	$971,098	$1,164,304	(16.6)%	(14.8)%

PRODUCT CATEGORY NET SALES

          The table below is a comparative summary of our net sales by product category for the three and twelve months ended June 30, 2015 and 2014:
(In thousands)	Three Months Ended		% Increase/(Decrease)		Twelve Months Ended		% Decrease

	June 30, 2015	June 30, 2014	GAAP	Constant Rates (1)	June 30, 2015	June 30, 2014	GAAP	Constant Rates (1)

Product Category Net Sales
Elizabeth Arden Brand	$81,023	$80,026	1.2%	10.1%	$376,925	$428,565	(12.0)%	(9.2)%
Celebrity, Heritage, Designer and Other Fragrances	94,437	111,691	(15.4)%	(12.4)%	594,173	735,739	(19.2)%	(18.1)%

Total	$175,460	$191,717	(8.5)%	(3.0)%	$971,098	$1,164,304	(16.6)%	(14.8)%

          The table below is a comparative summary of our net sales by product category, adjusted for the items described in footnote 2 below, for the three and twelve months ended June 30, 2015 and 2014:
(In thousands)	Three Months Ended		% Increase/(Decrease)		Twelve Months Ended		% Decrease

	June 30, 2015	June 30, 2014	GAAP	Constant Rates (1)	June 30, 2015	June 30, 2014	GAAP	Constant Rates (1)

Product Category Net Sales
Elizabeth Arden Brand	$84,473	$86,071	(1.9)%	7.0%	$393,745	$434,609	(9.4)%	(6.2)%
Celebrity, Heritage, Designer and Other Fragrances	104,242	115,110	(9.4)%	(6.5)%	605,580	739,159	(18.1)%	(17.1)%

Total	$188,715	$201,181	(6.2)%	(0.7)%	$999,325	$1,173,768	(14.9)%	(13.1)%

(1)    Constant currency information compares results between periods assuming exchange rates had remained constant period-over-period and excludes gains and losses from foreign currency contracts in all periods. We calculate constant currency information by translating current-period results using prior-year GAAP foreign currency exchange rates.

(2) Amounts for the three and twelve months ended June 30, 2015 and 2014, exclude returns and markdowns under our 2014 Performance Improvement Plan.

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET DATA
(Unaudited)

(In thousands)	June 30, 2015	June 30, 2014

Cash	$46,085	$56,308
Accounts Receivable, Net	105,414	160,806
Inventories	240,740	338,826
Property and Equipment, Net	105,821	116,806
Exclusive Brand Licenses, Trademarks and Intangibles, Net	224,895	275,004
Goodwill	31,607	31,607
Total Assets	813,224	1,061,653
Short-Term Debt	8,300	80,418
Current Liabilities	215,977	274,031
Long-Term Liabilities	410,535	411,080
Long-Term Debt	355,634	356,432
Redeemable Noncontrolling Interest	4,222	5,553
Redeemable Preferred Stock	50,000	--
Total Shareholders' Equity	132,490	370,989
Working Capital	207,923	333,727

SUPPLEMENTARY CASH FLOW INFORMATION
(Unaudited)
(In thousands)

	Twelve Months Ended

	June 30, 2015	June 30, 2014

Net cash provided by (used in) operating activities	$54,027	$(38,045)
Net cash used in investing activities	(30,079)	(51,082)
Net cash used in (provided by) financing activities	(30,975)	83,637
Net decrease in cash and cash equivalents	(10,223)	(5,366)

Cautionary Note Regarding Forward-Looking Information and Factors That May Affect Future Results

          The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. This press release and other written and oral statements that we make from time to time contain such forward-looking statements that set out anticipated results based on management's plans and assumptions regarding future events or performance. We have tried, wherever possible, to identify such statements by using words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "will" and similar expressions in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective products, future operating or financial performance or results of current and anticipated products, sales efforts, expenses and/or cost savings, interest rates, foreign exchange rates, the outcome of contingencies such as legal proceedings, and financial results. A list of factors that could cause our actual results of operations and financial condition to differ materially is set forth below, and these factors are discussed in greater detail under Item 1A -- "Risk Factors" of our Annual Report on Form 10-K for the fiscal year ended June 30, 2014:

*

our ability to implement our 2014 Performance Improvement Plan and our 2016 Business Transformation Program or other restructuring or cost savings initiatives, our ability to realize the anticipated benefits of our 2014 Performance Improvement Plan, our 2016 Business Transformation Program and other restructuring or cost savings initiatives, and/or changes in the timing of such benefits;

*

whether we will incur higher than anticipated costs, expenses or charges related to the implementation of our 2016 Business Transformation Program or any additional restructuring or cost savings activities, and/or changes in the expected timing of such costs, expenses or charges;

*

decisions or actions resulting from our continued reexamination of our business, including implementing any additional restructuring activities, and the timing and amount of any costs, expenses or charges that may be incurred as a result, or the benefits anticipated to result from such decisions or actions;

*	our ability to realize benefits from the strategic investment made by affiliates of Rhône Capital L.L.C. in the Company;
*

factors affecting our relationships with our customers or our customers' businesses, including the absence of contracts with customers, our customers' financial condition, reduction in consumer traffic or demand, and changes in the retail, fragrance and cosmetic industries, such as the consolidation of retailers and the associated closing of retail doors as well as retailer inventory control practices, including, but not limited to, levels of inventory carried at point of sale and practices used to control inventory shrinkage;

*

risks of international operations, including foreign currency fluctuations, hedging activities, economic and political consequences of terrorist attacks, disruptions in travel, unfavorable changes in U.S. or international laws or regulations, diseases and pandemics, and political instability in certain regions of the world;

*	our reliance on license agreements with third parties for the rights to sell most of our prestige fragrance brands;
*

our reliance on third-party manufacturers for substantially all of our owned and licensed products and our absence of contracts with suppliers of distributed brands or raw materials and components for manufacturing of owned and licensed brands;

*

delays in shipments, inventory shortages and higher supply chain costs due to the loss of or disruption in our distribution facilities or at key third-party manufacturing or fulfillment facilities that manufacture or provide logistic services for our products;

*

our ability to respond in a timely manner to changing consumer preferences and purchasing patterns and other international and domestic conditions and events that impact retailer and/or consumer confidence and demand, such as domestic or international recessions or economic uncertainty;

*	our ability to protect our intellectual property rights and to operate our business without infringing the intellectual property rights of others;
*	the success, or changes in the timing or scope, of our new product launches, advertising and merchandising programs;
*	our ability to successfully manage our inventories;
*	the quality, safety and efficacy of our products;
*	the impact of competitive products and pricing;
*

our ability to (i) implement our growth strategy and acquire or license additional brands or secure additional distribution arrangements, (ii) successfully and cost-effectively integrate acquired businesses or new brands, (iii) successfully expand our geographic presence and distribution channels, and (iv) finance our growth strategy and our working capital requirements;

*

our level of indebtedness, our ability to realize sufficient cash flows from operations to meet our debt service obligations and working capital requirements, and restrictive covenants in our revolving credit facility, second lien facility, and the indenture for our 7 3/4% senior notes;

*

our ability to realize sufficient cash flows from operation s to meet our dividend and redemption obligations under the terms of our preferred stock, and our ability to comply with our other obligations under the terms of our preferred stock, including those set forth in the shareholders agreement relating thereto;

*	changes in product mix to less profitable products;
*	the retention and availability of key personnel;
*

changes in the legal, regulatory and political environment that impact, or will impact, our business, including changes to customs or trade regulations, laws or regulations relating to ingredients or other chemicals or raw materials contained in products, advertising or packaging, or accounting standards or critical accounting estimates;

*	the success of our global Elizabeth Arden brand repositioning efforts and global business strategy;
*

the impact of tax audits, including the ultimate outcome of the pending Internal Revenue Service examination of our U.S. federal tax returns for the fiscal years ended June 30, 2010, 2011 and 2012, changes in tax laws or tax rates, and our ability to utilize our deferred tax assets and/or the establishment of valuation allowances related thereto;

*	our ability to effectively implement, manage and maintain our global information systems and maintain the security of our confidential data and our employees' and customers' personal information;
*	our reliance on third parties for certain outsourced business services, including information technology operations, logistics management and employee benefit plan administration;
*

the potential for significant impairment charges relating to our trademarks, goodwill, investments in other entities or other intangible assets, including licenses, that could result from a number of factors, including such entities' or brands' business performance or downward pressure on our stock price; and

*	other unanticipated risks and uncertainties.

We caution that the factors described herein and other factors could cause our actual results of operations and financial condition to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

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